DEF 14A

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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AMERICAN FINANCIAL GROUP, INC.

(Name of Registrant as Specified In Its Charter)

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One East Fourth Street

Cincinnati, Ohio 45202

Notice of Annual Meeting of Shareholders

and Proxy Statement

To be Held on May 25, 2004

Dear Shareholder:

        We invite you to attend our Annual Meeting of Shareholders on Tuesday, May 25, 2004, in Cincinnati, Ohio. In connection with the meeting, we will report on our operations and you will have an opportunity to meet your Company's directors and executives.

        This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you more about the agenda and procedures for the meeting. It also describes how your Board of Directors operates and provides information about the director candidates.

        All shareholders are important to us. We want your shares to be represented at the meeting and urge you to vote either using our telephone voting system or by promptly returning a properly completed proxy form.
Sincerely,
Carl H. Lindner
Carl H. Lindner
Chairman of the Board

Cincinnati, Ohio

April 19, 2004

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

OF AMERICAN FINANCIAL GROUP, INC.

Date:	Tuesday, May 25, 2004

Time:	11:00 a.m. Eastern Daylight Savings Time

Place:	The Cincinnatian Hotel Second Floor - Filson Room 601 Vine Street Cincinnati, Ohio

Purpose:

  Elect nine Directors

  Approve the Company's Non-employee Directors Compensation Plan

  Ratify Independent Public Accountants

  Consider a shareholder proposal relating to expensing of employee stock options

  Conduct other business if properly raised

Record Date:	March 31, 2004 - Shareholders registered in the records of the Company or its agents on that date are entitled to receive notice of and to vote at the meeting.

Mailing Date:	The approximate mailing date of this proxy statement and accompanying proxy form is April 19, 2004.

Your vote is important. Whether or not you attend the meeting, you may vote your shares (a) using the toll-free telephone voting system described on page 1, or (b) by mailing a signed proxy form, which is the bottom portion of the enclosed perforated form. If you do attend the meeting, you may either vote by proxy or revoke your proxy and vote in person. You may also revoke your proxy at any time before the vote is taken at the meeting by written revocation, using the telephone voting system or by submitting a later-dated proxy form.

Table Of Contents

REQUESTS FOR FORM 10-K

The Company will send, upon written request, without charge, a copy of the Company's current Annual Report on Form 10-K to any shareholder who writes to Fred J. Runk, Senior Vice President and Treasurer, American Financial Group, Inc., One East Fourth Street, Cincinnati, Ohio 45202.

GENERAL INFORMATION

Record Date; Shares Outstanding

        As of March 31, 2004, the record date for determining shareholders entitled to notice of and to vote at the meeting, the Company had 71,951,834 shares of common stock deemed outstanding and eligible to vote. This number does not include 11,315,103 shares held by subsidiaries of AFG.  Under Ohio law, shares held by subsidiaries are not entitled to vote and are therefore not considered to be outstanding for purposes of the meeting. Each share of outstanding common stock is entitled to one vote on each matter to be presented at the meeting.  Abstentions (including instructions to withhold authority to vote for one or more nominees) and broker non-votes are counted for purposes of determining a quorum, but will have no effect on the outcome of any matter voted on at the meeting.

Cumulative Voting

        Shareholders have cumulative voting rights in the election of directors and one vote per share on all other matters. Cumulative voting allows a shareholder to multiply the number of shares owned on the record date by the number of directors to be elected and to cast the total for one nominee or distribute the votes among the nominees as the shareholder desires. Nominees who receive the greatest number of votes will be elected. In order to invoke cumulative voting, notice of cumulative voting must be given in writing to the Secretary of the Company not less than 48 hours before the time fixed for the holding of the meeting.

Proxies and Voting Procedures

        Registered shareholders may vote by using a toll-free telephone number, by completing a proxy form and mailing it to the proxy tabulator, or by attending the meeting and voting in person. The telephone voting facilities will open on April 20, 2004, and close at 9:00 a.m. Eastern Daylight Savings Time on the meeting date. The telephone voting facilities are open Monday through Friday from 8:00 a.m. until 10:30 p.m. and on Saturdays from 8:00 a.m. until 4:30 p.m. Eastern Daylight Savings Time. The telephone voting procedures are designed to authenticate shareholders by use of a proxy control number and personal identification number ("PIN") to allow shareholders to confirm that their instructions have been properly recorded.

        Shareholders whose shares are held in the name of a broker, bank or other nominee should refer to the proxy card or the information forwarded by such broker, bank or other nominee to see what voting options are available.

        To vote by telephone, shareholders should have their proxy form at hand and call 1-877-298-0570, toll-free, (or 579-6707 in the Cincinnati area) using any touch-tone telephone. Shareholders will be asked to enter the proxy control number and PIN, then follow simple recorded instructions. To vote by mail, shareholders should complete and sign the bottom portion of the proxy form and return only that portion to the proxy tabulator.

        Solicitation of proxies through the mail, in person and otherwise, is being made by management at the direction of AFG's Board of Directors, without additional compensation. AFG will pay all costs of soliciting proxies. In addition, AFG will request brokers and other custodians, nominees and fiduciaries to forward proxy-soliciting material to the beneficial owners of shares held of record by such persons, and AFG will reimburse them for their expenses.

        The execution of a proxy or vote by phone does not affect the right to vote in person at the meeting, and a proxy or vote by phone may be revoked by the person giving it prior to the exercise of the powers conferred by it. A shareholder may revoke a prior vote by writing to the Secretary of AFG at the Company's principal offices or by properly executing and delivering a proxy bearing a later date (or recording a later telephone vote). In addition, persons attending the meeting in person may withdraw their proxies.

        If a choice is specified on a properly executed proxy form, the shares will be voted accordingly. If a proxy form is signed without a preference indicated, those shares will be voted "FOR" the election of the nine nominees proposed by the Board of Directors, "FOR" the approval of the Company's Non-Employee Directors Compensation Plan, "FOR" the ratification of the Company's independent public accountants, and "AGAINST" the shareholder proposal. The authority solicited by this Proxy Statement includes discretionary authority to cumulate votes in the election of directors. If any other matters properly come before the meeting or any adjournment thereof, each properly executed proxy form will be voted in the discretion of the proxies named therein.

        With respect to Proposal No. 1, the nine nominees who receive the greatest number of votes will be elected. With respect to Proposals 2, 3 and 4, a proposal will be adopted only if it receives a majority vote of those shares cast at the meeting.

Adjournment and Other Matters

        Approval of a motion for adjournment or other matters brought before the meeting requires the affirmative vote of a majority of the shares voting at the meeting. Management knows of no other matters to be presented at the meeting other than those stated in this document.

MATTERS TO BE CONSIDERED
Proposal No. 1 ►	Elect Nine Directors

        The Board of Directors oversees the management of the Company on your behalf. The Board reviews AFG's long-term strategic plans and exercises direct decision-making authority in key areas such as choosing the Chief Executive Officer, setting the scope of his authority to manage the Company's business day-to-day, and evaluating management's performance.

        Upon the recommendation of the Nominating and Corporate Governance Committee (the "Governance Committee"), the Board of Directors has nominated nine individuals to hold office until the next annual meeting of Shareholders and until their successors are elected and qualified. If any of the nominees should become unable to serve as a director, the proxies will be voted for any substitute nominee designated by the Board of Directors but, in any event, no proxy may be voted for more than nine nominees. The nine nominees who receive the greatest number of votes will be elected.

        The nominees for election to the Board of Directors are:

Carl H. Lindner Director since 1959

(Member of the Executive Committee) For more than five years, Mr. Lindner has served as the Chairman of the Board and Chief Executive Officer of the Company.  He is also Chairman of the Board of Directors of Great American Financial Resources, Inc., a majority-owned subsidiary of AFG that markets tax-deferred annuities principally to employees of educational institutions and offers life and health insurance products.

Carl H. Lindner III Director since 1991

(Member of the Executive Committee) For more than five years, Mr. Lindner has served as Co-President of the Company. For over ten years, Mr. Lindner has been principally responsible for the Company's property and casualty insurance operations.

S. Craig Lindner Director since 1985

(Member of the Executive Committee) For more than five years, Mr. Lindner has served as Co-President of the Company. He is also President and a director of Great American Financial Resources, Inc. Mr. Lindner is also President of American Money Management Corporation, a subsidiary that provides investment services for the Company and its affiliated companies. In connection with the pending proposed acquisition of Provident Financial Group, Inc. by National City Corp., Mr. Lindner has been nominated to serve as a director of National City if the acquisition is completed following approval being sought from regulators and Provident shareholders.

Theodore H. Emmerich Director since 1988

(Chairman of the Audit Committee) Prior to his retirement in 1986, Mr. Emmerich was managing partner of the Cincinnati office of the independent accounting firm of Ernst & Whinney. He is also a director of Summit Mutual Funds, Inc.

James E. Evans Director since 1985	For more than five years, Mr. Evans has served as Senior Vice President and General Counsel of the Company.
Terry S. Jacobs Director since 2003

(Member of the Audit Committee; Member of the Governance Committee) Mr. Jacobs has been Chairman of the Board, Chief Executive Officer, Treasurer and a director of Regent Communications, Inc. since its incorporation in November 1996. Mr. Jacobs served as president and chief executive officer of a privately-held radio broadcast company, which he co-founded in 1993 and which acquired and operated 23 radio stations until its merger into Jacor Communications, Inc. in February 1997. Prior to 1993, Mr. Jacobs was chairman and chief executive officer of Jacor Communications, Inc., a radio broadcast company. Mr. Jacobs also currently serves as a director of Capital Title Group, Inc. and Global Entertainment Corporation, Inc.

William R. Martin Director since 1994

(Chairman of the Compensation Committee; Member of the Audit Committee) Prior to his retirement in 2003, Mr. Martin had been Chairman of the Board of MB Computing, Inc., a computer software and services company, for more than five years. Mr. Martin is also a director of Great American Financial Resources.

William A. Shutzer Director since 2003

(Member of the Compensation Committee; Member of the Governance Committee) Mr. Shutzer is a private investor and a financial consultant to various companies, including Lehman Brothers. He served as a Managing Director of Lehman Brothers from 2001 through 2003; as a Partner in Thomas Weisel Partners LLC, a merchant banking firm, from 1999 through 2000, as Executive Vice President of ING Baring Furman Selz LLC from 1998 through 1999, President of Furman Selz Inc. from 1995 through 1997 and as a Managing Director of Lehman Brothers and its predecessors from 1978 through 1994. AFG has done business with each of these firms from time to time over the past 20 years. Mr. Shutzer is also a member of the Boards of Directors of Tiffany & Co., Jupiter Media Corp., Blount International, Inc., CSK Auto Corp and TurboChef Technologies, Inc.

William W. Verity Director since 2002

(Chairman of the Governance Committee; Member of the Compensation Committee) Mr. Verity has been President of Veritas Asset Management, LLC, an investment management company, since January 1, 2002, and prior to that, he was a partner of Pathway Guidance L.L.C., an executive consulting firm, from October 2000. For more than five years previously, Mr. Verity was Chairman and Chief Executive Officer of ENCOR Holdings, Inc., a developer and manufacturer of plastic molded components.

        Carl H. Lindner is the father of Carl H. Lindner III and S. Craig Lindner. All of the nominees were elected directors at the last annual meeting of shareholders of the Company held on June 6, 2003. See "Management" and "Compensation" below for additional information concerning the background, securities holdings, remuneration and other matters relating to the nominees.

        In March 2002, Chiquita Brands International, Inc. completed a comprehensive financial restructuring that included a prepackaged plan of reorganization filed in November of the prior year under Chapter 11 of the Bankruptcy Code. Carl H. Lindner was an executive officer of Chiquita at the time of the filing.

        The Board of Directors recommends that shareholders set the number of directors at nine and vote FOR the election of these nine nominees as directors.

Proposal No. 2 ►	Approval of the American Financial Group, Inc.
Non-Employee Director Compensation Plan

        After a review of AFG's compensation programs and policies for non-employee directors, and reflecting on the desire to align more closely the Board of Directors' compensation practices with those of other public insurance holding companies and the interests of all shareholders of AFG, the Board adopted the 2004 Non-Employee Directors' Compensation Plan in March, 2004, subject to approval by the Company's shareholders. If approved by shareholders, the Plan will become effective retroactive to the first day of 2004, and will continue in effect until the earlier of its termination by the Board or the Plan's tenth anniversary. The Board has approved the Plan, and is recommending it to the shareholders for their approval because the Board believes it is important for non-employee directors to have an equity interest in the Company and be provided compensation commensurate with their contributions to the Company's success.

        This summary of the material terms of the Plan is qualified in its entirety by the full text of the Plan, a copy of which is set forth as Annex I to this Proxy Statement.

        The Plan provides for the grant to non-employee directors of retainers and meeting fees in cash and annual restricted stock grants. The shares with respect to which awards may be made under the Plan may be shares that are currently authorized but unissued. The total number of shares reserved for issuance under the Plan is 150,000. All directors of AFG who are not employees of the Company or of a company subsidiary are entitled to participate in the Plan. As of the record date, five directors of the Company were eligible to receive awards under the Plan.

Retainers and Meeting Fees

        Under the Plan, non-employee directors of AFG shall be paid an annual retainer for their service as a member of the Board, an additional annual retainer for service of Board committees, including additional amounts paid for service as Chairman of a Board committee, and an attendance fee for each Board or committee meeting attended, each in amounts which shall be established from time to time by the Board of Directors without shareholder approval. All such retainers and meeting fees shall be paid by the Company in cash, quarterly in arrears, as soon as practicable following the end of each calendar quarter. The following are the retainer and meeting fees set forth in the Plan:

Annual Board Retainer	$30,000
Annual Committee Retainer for non-Chair Member	$6,000
Annual Audit Committee Chair Retainer	$20,000
Annual Retainer for Chair of Committees (including Special Committee) other than Audit Committee	$12,000
Fee per Board Meeting	$1,750
Fee per Committee (including Special Committee) Meeting	$1,250

Restricted Stock Grant

        Under the Plan, on June 1 of each year during which a non-employee director is a member of AFG's Board of Directors, such director shall be granted restricted shares of AFG common stock. The number of shares of AFG common stock to be issued to each non-employee director shall be determined by dividing $60,000 by the average of the per share high and low sale prices reported on the New York Stock Exchange for the ten trading days ending on the last business day prior to June 1 of the applicable year. The value of this restricted stock grant may be changed by the Board of Directors from time to time without shareholder approval.

Plan Benefits

        The following table sets forth the benefits which would have been received for AFG's last completed fiscal year if the Plan had then been in effect:
Position	Cash	Number of Shares
All current executive officers, as a group	0	0
All current directors who are not executive officers, as a group (5 persons)	$353,750	13,388
All employees who are not executive officers, as a group	0	0

Amendment and Termination

        The Board of Directors may suspend or terminate the Plan or any portion of it at any time, and may amend it from time to time as the Board may deem advisable except that the Board shall not have the authority to amend the plan without the approval of shareholders to increase the number of shares of AFG common stock which may be issued under the Plan, materially modify the requirements as to eligibility for participating in the Plan, or extend the termination date of the Plan. In addition, the amount, pricing and timing of AFG common stock issuances pursuant to the Plan shall not be amended more than once every six months, other than to comply with changes in the Internal Revenue Code or other applicable law.

Stock Ownership Guidelines

        The Plan also sets forth stock ownership guidelines for the non-employee directors. Specifically, within three years after a non-employee director receives the first restricted stock award under the Plan, such non-employee director, as a consideration in the determination of his or her future service to AFG's Board of Directors, is required to beneficially own a minimum number of shares of AFG common stock, the value of which shall be equal to six times the then-current annual board retainer.

Transferability

        No non-employee director may dispose of shares of AFG common stock received under the Plan until such non-employee director reaches the share ownership targets provided under the Plan. Additionally, no non-employee director shall dispose of shares such that such non-employee director's ownership of AFG stock would be less than the Plan's share ownership target. In order to address certain provisions of federal securities laws, non-employee directors are prevented from disposing of shares received under the Plan within six months from the date of issuance.

Registration

        Following approval by the shareholders, the Company intends to register with the SEC the issuance of shares under the Plan.

Interest of Certain Persons in Matters to be Acted Upon

        Each of the non-employee directors of the Company has a direct interest in the approval of the Plan, which will make additional shares of common stock available to non-employee directors.

United States Income Tax Consequences of the Plan

        The following paragraphs provide a summary of the material U.S. federal income tax consequences of the Plan based upon current laws and regulations. These laws and regulations are subject to change. This summary does not address state, local or foreign tax consequences to which a participant in the Plan may be subject. The Company suggests that participants consult with their individual tax advisors to determine the applicability of the tax rules to the awards granted to them under the Plan.

        Plan participants will realize ordinary income at the time of grant in an amount equal to the fair market value of the AFG shares received and/or the retainer and meeting cash payments, as applicable. Gains or losses realized by the participant upon disposition of such AFG shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of grant. The Company will be entitled to a deduction equal to an amount of income includible in the participant's income.

        The Board of Directors recommends that shareholders vote FOR the approval of the 2004 Non-Employee Directors' Compensation Plan. Proxies given by shareholders of record will be so voted unless the shareholders specify otherwise in their proxies. New York Stock Exchange Rules preclude its member organizations from giving a vote on equity compensation plans unless the beneficial owner of the shares has given voting instructions. Consequently, proxies given by beneficial holders to shareholders of record may not be so voted on this matter unless beneficial holders specify a vote for approval in their proxies.

Proposal No. 3 ►	Ratification of the Company's Independent Public Accountants

        The Company's Audit Committee Charter provides that the audit committee shall appoint annually a firm of independent public accountants to serve as auditors. In March 2004, the audit committee appointed Ernst & Young LLP to serve as auditors for 2004. Ernst & Young (or its predecessor) has served as the Company's independent auditors since the Company's founding.

        Although the audit committee has the sole authority to appoint auditors, it would like to know the opinion of shareholders regarding its appointment of Ernst & Young as auditors for 2004. For this reason, shareholders are being asked to ratify this appointment. If the shareholders do not ratify the appointment, the audit committee will take that fact into consideration, but may, nevertheless, continue to retain Ernst & Young.

 Audit Fees and Non-Audit Fees

        The following table presents fees for professional audit services by Ernst & Young for the audit of the Company's annual financial statements for the years ended December 31, 2003 and December 31, 2002, and fees billed for other services rendered by them during these periods.

	2003	2002
Audit fees (1)	$2,716,000	$2,125,000
Audit related fees (2)	32,000	166,000
Tax fees	257,000	31,000
All other fees	56,000	283,000
Total	$3,061,000	$2,605,000
  Ernst & Young's aggregate fees for services related to the audits of the GAAP financial statements, statutory insurance company audits, reviews of SEC filings and for quarterly reviews.
  Ernst & Young's audit related services including actuarial reviews and consultation concerning accounting and reporting matters.

        Representatives of Ernst & Young are expected to be at the meeting and will be given the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions from shareholders.

        The Board of Directors recommends that shareholders vote FOR the ratification of the appointment of Ernst & Young as independent public accountants for 2004.

Proposal No. 4 ►	Shareholder Proposal Regarding Expensing Stock Options

        The Plumbers and Pipefitters National Pension Fund (the "Union Fund") submitted a letter to the Company's Secretary requesting that the proposal set forth below be submitted to our shareholders for consideration at the Annual Meeting. The Union Fund has stated that the Union Fund Chairman or a designated representative intends to introduce the following proposal at the Annual Meeting. The Union Fund has represented that it beneficially owned 42,825 shares of the Company's common stock as of January 8, 2004. The address of the Union Fund is 103 Oronoco Street, Alexandria, VA 22314.

        The Board of Directors opposes this shareholder proposal for the reasons set forth below the proposal.

        Proxies solicited by management will be voted against the shareholder proposal below unless shareholders specify a contrary choice in their proxies. In accordance with applicable rules of the Securities and Exchange Commission, we have set forth the Union Fund's proposal and the Company's response below:

STOCK OPTION EXPENSING PROPOSAL

Resolved, that the stockholders of American Financial Group Inc. ("Company") hereby request that the Company's Board of Directors establish a policy of expensing in the Company's annual income statement the costs of all future stock options issued by the Company.

Supporting Statement: Current accounting rules give companies the choice of reporting stock option expenses annually in the company income statement or as a footnote in the annual report (See: Financial Accounting Standards Board Statement 123). Many companies, including ours, report the cost of stock options as a footnote in the annual report, rather than include the option costs in determining operating income. We believe that expensing stock options would more accurately reflect a company's operational earnings.

Stock options are an important component of our Company's executive compensation program. We believe that the lack of option expensing can promote excessive use of options in a company's compensation plans, obscure and understate the cost of executive compensation and promote the pursuit of corporate strategies designed to promote short-term stock price rather than long-term corporate value.

"The failure to expense stock option grants has introduced a significant distortion in reported earnings," stated Federal Reserve Board Chairman Greenspan. "Reporting stock options as expenses is a sensible and positive step toward a clearer and more precise accounting of a company's worth." Globe and Mail, "Expensing Options is a Bandwagon Worth Joining," Aug. 16, 2002.

Warren Buffett wrote in a New York Times Op-Ed piece on July 24, 2002:

There is a crisis of confidence today about corporate earnings reports and the credibility of chief executives. And it's justified.

For many years, I've had little confidence in the earnings numbers reported by most corporations. I'm not talking about Enron and WorldCom-examples of outright crookedness. Rather, I am referring to the legal, but improper, accounting methods used by chief executives to inflate reported earnings.

Options are a huge cost for many corporations and a huge benefit to executives. No wonder, then, that they have fought ferociously to avoid making a charge against their earnings. Without blushing, almost all CEOs have told their shareholders that options are cost-free...

When a company gives something of value to its employees in return for their services, it is clearly a compensation expense. And if expenses don't belong in the earnings statement, where in the world do they belong?

Bear Stearns recently reported that more than 356 companies are expensing stock options or have indicated their intention to do so. 101 of these companies are S&P 500 companies, representing 39% of the index based on market capitalization. See Bear Stearns Equity Research, Sept. 4, 2003, "More Companies Voluntarily Adopt Fair Value Expensing of Employee Stock Options."

This Fund, along with other Building Trades - union pension funds, sponsored this expensing proposal last proxy season and received majority votes at 26 companies, including Fluor, Calpine, Georgia-Pacific, U.S. Bancorp, Thermo Electron, Veritas Software, Apple Computer and Kohl's. We urge your support for this important reform.

RESPONSE OF THE COMPANY TO SHAREHOLDER PROPOSAL

        The Board does not believe that expensing options in the Company's annual income statement would, at this time, be in the best interests of the Company or its shareholders. Rather, the Board and the Audit Committee, which is composed of only independent directors, believe that the shareholders would benefit from greater clarity and comparability in the Company's financial statements if the Company continues its practice of disclosing an assumed value of stock options in the footnotes to the financial statements, which is compliant with generally accepted accounting principles.

        The accounting treatment for stock options is under consideration by a wide array of regulatory bodies, including the United States Congress, the Securities and Exchange Commission and the Financial Accounting Standards Board. While the FASB has recently issued a proposal for comment, it is not clear how this issue will be resolved. Given this uncertainty, the Board believes that the best approach is to wait for appropriate regulators to provide final direction on this issue. It would not serve the best interests of the Company or its shareholders to change the Company's accounting practices now and then possibly have to change again when any new requirements become effective. In the meantime, the Company will continue to comply with all applicable accounting regulations.

        In addition, adoption of the proposal would make it more difficult for the Company's shareholders and potential shareholders to compare the Company's operating results to those of other companies. The Company currently follows the accounting policy that is followed by the vast majority of U.S. companies, particularly those that compete directly with the Company.

        Finally, adopting the proposal would not provide investors with any additional information. The Company already discloses in the footnotes to its annual financial statements the "fair value" of options in more detail than this proposal would require to be included in the income statement itself.

        The Company's shareholders rejected a virtually identical proposal from a different union group at last year's annual meeting by a three to one margin. At this time, the Board believes that the Company is taking the most appropriate action by following the current accounting rules regarding stock option disclosure in the footnotes to its financial statements. The Board will continue to monitor developments relating to the expensing of options, including regulatory changes and trends in voluntary adoption of option expensing policies. If in the future the Board believes expensing options would be in the best interests of the Company and its shareholders, it will adopt such a policy.

        The Board of Directors unanimously recommends that shareholders vote AGAINST this Shareholder Proposal.

PRINCIPAL SHAREHOLDERS

        The following shareholders are the only persons known by the Company to own beneficially 5% or more of its outstanding common stock as of March 31, 2004:

	Amount and Nature of Beneficial Ownership
Name and Address Of Beneficial Owner	Common Stock Held (a)	Obtainable upon Exercise of Options (b)	Total	Percent of Class
Carl H. Lindner One East Fourth Street Cincinnati, Ohio 45202	9,728,964 (d)	-	9,728,964	13.5%
Carl H. Lindner III One East Fourth Street Cincinnati, Ohio 45202	5,807,533 (e)	641,272	6,448,805	8.9%(c)
S. Craig Lindner One East Fourth Street Cincinnati, Ohio 45202	5,871,501 (f)	641,272	6,512,773	9.0%(c)
Keith E. Lindner One East Fourth Street Cincinnati, Ohio 45202	5,852,841 (g)	696,272	6,549,113	9.0%(c)
The American Financial Group, Inc. Retirement and Savings Plan (h) One East Fourth Street Cincinnati, Ohio 45202	7,664,291	-	7,664,291	10.7%

(a) Unless otherwise noted, the holder has sole voting and dispositive power with respect to the shares listed.

(b) Represents shares of common stock that may be acquired within 60 days of March 31, 2004 through the exercise of options granted under the Company's Stock Option Plan.

(c) The percentages of outstanding shares of common stock beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) by Carl H. Lindner III, S. Craig Lindner and Keith E. Lindner are 6.9%, 7.9% and 12.1%, respectively, after attributing the shares held in various trusts for the benefit of the minor children of S. Craig Lindner and Carl H. Lindner III (for which Keith E. Lindner acts as trustee with voting and dispositive power) to Keith E. Lindner.

(d) Includes 5,053,775 shares held by his spouse, 537,779 shares held by a company indirectly, wholly-owned by him, and 252,378 shares held in a charitable foundation over which Mr. Lindner has sole voting and dispositive power but no pecuniary interest. Excludes 1,752,029 shares held in a trust for the benefit of his family for which a third party acts as trustee with voting and dispositive power.

(e) Includes 19,826 shares held by his spouse in a trust over which she has voting and dispositive power, 19,847 shares held by one of his children, 861 shares held as custodian for one of his nieces, 1,000,000 shares held by a limited liability company over which shares he holds dispositive but not voting power, and 1,432,739 shares which are held in various trusts for the benefit of his children for which Keith E. Lindner acts as trustee with voting and dispositive power.

(f) Includes 77,786 shares held by his spouse as custodian for their minor children or in a trust over which she has voting and dispositive power, 13,893 shares held in trust by one of his children, 1,000,000 shares held by a limited liability company over which shares he holds dispositive but not voting power, 911,810 shares held in a trust for the benefit of his children over which shares his spouse has dispositive but not voting power, and 776,910 shares which are held in various trusts for the benefit of his children for which Keith E. Lindner acts as trustee with voting and dispositive power.

(g) Includes 341 shares held in a trust over which his spouse shares voting and dispositive power with an individual not affiliated with the Company, 2,226 shares held in a trust over which he shares voting and dispositive power with an individual not affiliated with the Company, 1,500,000 shares held by a limited liability company over which shares he holds dispositive but not voting power, and 1,495,852 shares held in a trust for the benefit of his children over which shares his spouse has dispositive but not voting power, but excludes 2,209,649 shares (described in footnotes (e) and (f) above) which are held in various trusts for the benefit of the children of his brothers, Carl H. Lindner III and S. Craig Lindner, over which Keith E. Lindner has sole voting and dispositive power but no pecuniary interest.

(h) The members of the Administrative Plan Committee of the American Financial Group, Inc. Retirement and Savings Plan (the "RASP"), Sandra W. Heimann and Thomas E. Mischell, direct the voting and disposition of the securities held by the RASP. Both are long-term senior employees of the Company.

MANAGEMENT

        The directors, nominees and executive officers of the Company are:
			Director or
	Age (1)	Position	Executive Since

Carl H. Lindner	84	Chairman of the Board and Chief Executive Officer	1959
S. Craig Lindner	49	Co-President and a Director	1980
Carl H. Lindner III	50	Co-President and a Director	1979
Theodore H. Emmerich	77	Director	1988
James E. Evans	58	Senior Vice President, General Counsel and Director	1976
Terry S. Jacobs	61	Director	2003
William R. Martin	75	Director	1994
William A. Shutzer	57	Director	2003
William W. Verity	45	Director	2002
Keith A. Jensen	53	Senior Vice President	1999
Thomas E. Mischell	56	Senior Vice President - Taxes	1985
Fred J. Runk	61	Senior Vice President and Treasurer	1978

  As of March 31, 2004.

        Keith A. Jensen was named a Senior Vice President of the Company in February 1999. He served as a Senior Vice President of Great American Financial Resources from February 1997 until he was named Executive Vice President of that company in May 1999.

        Thomas E. Mischell has served as Senior Vice President - Taxes of the Company for over five years.

        Fred J. Runk has served as Senior Vice President and Treasurer of the Company for more than five years, and is the Company's chief financial officer.

        For biographical information concerning the nominees for director, please see pages 2-3.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires AFG's executive officers, directors and persons who own more than ten percent of AFG's common stock to file reports of ownership with the Securities and Exchange Commission and to furnish AFG with copies of these reports. The Company believes that all filing requirements were met during 2003, but that the annual option grants to Messrs. Emmerich, Martin and Verity were reported two days late due to a clerical oversight on the part of the Company.

Securities Ownership

        The following table sets forth information, as of March 31, 2004, concerning the beneficial ownership of equity securities of the Company and its subsidiaries by each director, nominee for director, the executive officers named in the Summary Compensation Table (see "Compensation" below) and by all of these individuals as a group. Such information is based on data furnished by the persons named. Except as set forth in the following table, no director or executive officer beneficially owned 1% or more of any class of equity security of the Company or any of its subsidiaries outstanding at March 31, 2004. Unless otherwise indicated, the persons named have sole voting and dispositive power over the shares reported.

	Amount and Nature of Beneficial Ownership (a)
Name of Beneficial Owner	Shares of Common Stock Held	Shares of Common Stock Obtainable on Exercise of Options (b)

Carl H. Lindner (c)	9,728,964 (d)	0
Carl H. Lindner III (c)	5,807,533 (e)	641,272
S. Craig Lindner (c)	5,871,501 (f)	641,272
Keith E. Lindner (c)	5,852,841 (g)	696,272
Theodore H. Emmerich	18,319	14,500
James E. Evans	120,421	360,000
Terry S. Jacobs	4,767	5,000
William R. Martin	57,864	18,500
Fred J. Runk	259,523	220,000
William A. Shutzer	767	5,000
William W. Verity	2,177	7,500

All directors, nominees and executive officers as a group (13 persons)(c)	27,839,695	3,024,316

(a) Does not include the following ownership interests in subsidiaries of AFG: Messrs. Emmerich, Evans, C. H. Lindner, S.C. Lindner, Martin and Runk, and all directors and executive officers as a group beneficially own 1,561; 11,138; 535,508; 132,963; 32,702; 3,856 and 843,728 shares, respectively, of the common stock of Great American Financial Resources.

(b) Consists of shares of common stock purchasable within 60 days of March 31, 2004 through the exercise of the vested portion of stock options granted under the Company's Stock Option Plan.

(c) The shares beneficially owned by Carl H. Lindner, Carl H. Lindner III, S. Craig Lindner and Keith E. Lindner and all directors and officers as a group constituted 13.5%, 6.9%, 7.9%, 12.1% and 42.5%, respectively, of the common stock outstanding at March 31, 2004.

(d) Includes 5,053,775 shares held by his spouse, 537,779 shares held by a company indirectly, wholly-owned by him, and 252,378 shares held in a charitable foundation over which Mr. Lindner has sole voting and dispositive power but no pecuniary interest. Excludes 1,752,029 shares held in a trust for the benefit of his family for which a third party acts as trustee with voting and dispositive power.

(e) Includes 19,826 shares held by his spouse in a trust over which she has voting and dispositive power, 1,000,000 shares held by a limited liability company over which shares he holds dispositive but not voting power, 19,847 shares held by one of his children, 861 shares held as custodian for one of his nieces, and 1,432,739 shares which are held in various trusts for the benefit of his children for which Keith E. Lindner acts as trustee with voting and dispositive power.

(f) Includes 77,786 shares held by his spouse as custodian for their minor children or in a trust over which she has voting and dispositive power, 13,893 shares held in trust by one of his children, 1,000,000 shares held by a limited liability company over which shares he holds dispositive but not voting power, 911,810 shares held in a trust for the benefit of his children over which shares his spouse has dispositive but not voting power, and 776,910 shares which are held in various trusts for the benefit of his minor children for which Keith E. Lindner acts as trustee with voting and dispositive power.

(g) Includes 341 shares held in a trust over which his spouse shares voting and dispositive power with an individual not affiliated with the Company, 2,226 shares held in a trust over which he shares voting and dispositive power with an individual not affiliated with the Company, 1,500,000 shares held by a limited liability company over which shares he holds dispositive but not voting power, and 1,495,852 shares held in a trust for the benefit of his children over which shares his spouse has dispositive but not voting power, but excludes 2,209,649 shares (described in footnotes (e) and (f) above) which are held in various trusts for the benefit of the children of his brothers, Carl H. Lindner III and S. Craig Lindner, over which Keith E. Lindner has sole voting and dispositive power but no pecuniary interest.

Equity Compensation Plan Information

        The following reflects certain information about shares of AFG Common Stock authorized for issuance, as of December 31, 2003, under compensation plans.

	Number of shares		Number of securities
	to be issued upon	Weighted-average	available for future
	exercise of	exercise price of	issuance under equity
Equity Compensation Plans	outstanding options	outstanding options	compensation plans

Approved by shareholders	7,715,656	$26.56	4,193,536 (1)

Not approved by shareholders	none	n/a	494,560 (2)

(1) Includes 1.9 million shares issuable under AFG's Stock Option Plan, 2.2 million shares issuable under AFG's Employee Stock Purchase Plan and 73,537 shares issuable under AFG's Non-Employee Directors' Compensation Plan.

(2) Represents shares issuable under AFG's Deferred Compensation Plan. Under this Plan, certain highly compensated employees of AFG and its subsidiaries may defer up to 80% of their annual salary and/or bonus. Participants may elect to have the value of deferrals (i) earn a fixed rate of interest, set annually by the Board of Directors, or (ii) fluctuate based on the market value of AFG Common Stock, as adjusted to reflect stock splits, distributions, dividends, and a 7-1/2% match to participant deferrals.

Management Changes

        In June 2003, in connection with the resignation of Keith E. Lindner as a Co-President and director, the Company and Mr. Lindner entered into a five-year salary continuation agreement. Under the agreement, Mr. Lindner will be available to provide advice and counsel to the Company as requested from time to time. During the term of the agreement, Mr. Lindner will be paid $500,000 annually, and will be provided office space, secretarial support and limited use of Company aircraft. The employee stock options granted to Mr. Lindner in 2003 were cancelled, the remainder of his options became fully vested, and unless an option expires sooner, his remaining options were made exercisable for three years. The Company will reimburse Mr. Lindner for reasonable expenses he incurs in connection with the services he provides to the Company under the agreement.

COMPENSATION

        The following table summarizes the aggregate compensation for 2003, 2002 and 2001 of the Company's Co-Chief Executive Officers and its four other most highly compensated executive officers during 2003 (the "Named Executive Officers"). Such compensation includes amounts paid by AFG and its subsidiaries and certain affiliates for the years indicated. Bonuses are for the year shown, regardless of when paid.

SUMMARY COMPENSATION TABLE
		Annual Compensation			Long-Term Compensation
Name And Principal Position	Year	Salary	Bonus	Other Annual Compensation (c)	Securities Underlying Options Granted (# of Shares)	All Other Compensation (d)
Carl H. Lindner (a) Chairman of the Board and Chief Executive Officer	2003 2002 2001	$990,000 990,000 950,000	$425,000 950,000 415,600	$82,700 39,000 47,000	--- --- ---	$26,500 26,500 26,500
Carl H. Lindner III Co-President	2003 2002 2001	990,000 990,000 950,000	425,000 950,000 415,600	144,700 88,000 84,000	55,000 55,000 ---	31,000 31,000 30,400
S. Craig Lindner Co-President	2003 2002 2001	990,000 990,000 950,000	425,000 950,000 415,600	141,500 112,000 106,000	55,000 55,000 ---	31,000 31,000 30,400
James E. Evans Senior Vice President and General Counsel	2003 2002 2001	990,000 990,000 950,000	400,000 750,000 400,000	300 200 4,000	50,000 50,000 ---	31,000 31,000 30,400
Fred J. Runk Senior Vice President and Treasurer	2003 2002 2001	700,000 700,000 700,000	285,000 300,000 253,000	6,200 7,000 3,700	35,000 35,000 ---	27,000 27,000 27,000
Keith E. Lindner (a) (b) Former Co-President	2003 2002 2001	892,000 990,000 950,000	--- 950,000 415,600	37,400 88,000 84,000	--- 55,000 ---	31,000 31,000 30,400

(a) Includes compensation paid by Chiquita Brands International, Inc. to Keith E. Lindner of $8,500 in 2002 and $55,000 in 2001, and to Carl H. Lindner of $12,000 in 2002 and $70,000 in 2001.

(b) Keith E. Lindner resigned as a Co-President and director during 2003. The 2003 annual compensation amounts are for the full year, even though Mr. Lindner was not an officer of the Company at the end of 2003.

(c) This column includes amounts for personal homeowners and automobile insurance coverage, and the use of corporate aircraft (in accordance with applicable guidelines of the Internal Revenue Service) and automobiles as follows.

Name	Year	Insurance	Aircraft & Automobile

Carl H. Lindner	2003	$20,300	$62,400
	2002	19,000	20,000
	2001	24,000	23,000

Carl H. Lindner III	2003	43,000	101,700
	2002	40,000	48,000
	2001	37,000	47,000

S. Craig Lindner	2003	66,500	75,000
	2002	52,000	60,000
	2001	43,000	63,000

James E. Evans	2003	--	300
	2002	--	200
	2001	--	4,000

Fred J. Runk	2003	6,200	--
	2002	7,000	--
	2001	3,700	--

Keith E. Lindner	2003		11,400
	2002	40,000	48,000
	2001	37,000	47,000

(d) Includes Company or subsidiary contributions or allocations under the (i) defined contribution retirement plans and (ii) employee savings plan in which the following Named Executive Officers participate (and related accruals for their benefit under the Company's benefit equalization plan which generally makes up certain reductions caused by Internal Revenue Code limitations in the Company's contributions to certain of the Company's retirement plans) and Company paid group life insurance as set forth below.

Name	Year	AFG Auxiliary RASP	Retirement Plan	Savings Plan	Term Life

Carl H. Lindner	2003	$15,000	$10,000	--	$1,500
	2002	15,000	10,000	--	1,500
	2001	16,500	8,500	--	1,500

Carl H. Lindner III	2003	15,000	10,000	$4,000	2,000
	2002	15,000	10,000	4,000	2,000
	2001	16,500	8,500	3,400	2,000

S. Craig Lindner	2003	15,000	10,000	4,000	2,000
	2002	15,000	10,000	4,000	2,000
	2001	16,500	8,500	3,400	2,000

James E. Evans	2003	15,000	10,000	4,000	2,000
	2002	15,000	10,000	4,000	2,000
	2001	16,500	8,500	3,400	2,000

Fred J. Runk	2003	15,000	10,000	--	2,000
	2002	15,000	10,000	--	2,000
	2001	16,500	8,500	--	2,000

Keith E. Lindner	2003	15,000	10,000	4,000	2,000
	2002	15,000	10,000	4,000	2,000
	2001	16,500	8,500	3,400	2,000

Stock Options

        The tables set forth below disclose stock options granted to, or exercised by, the Named Executive Officers during 2003, and the number and value of unexercised options held by them at December 31, 2003.

OPTION GRANTS IN 2003
	Individual Grants					Potential Realizable
	Number of Securities Underlying Options		Percent of Total Options Granted to	Exercise Price per Share (fair market		Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (b)
Name	Granted (a) (# of shares)		Employees in 2003	value at date of grant)	Expiration Date	5%	10%
Carl H. Lindner	-	-	-	-	-	-	-
S. Craig Lindner	AFG	55,000	6.2%	$18.45	2/23/13	$638,000	$1,617,550
Carl H. Lindner III	AFG	55,000	6.2%	$18.45	2/23/13	$638,000	$1,617,550
James E. Evans	AFG	50,000	5.7%	$18.45	2/23/13	$580,000	$1,470,500
Fred J. Runk	AFG	35,000	4.0%	$18.45	2/23/13	$406,000	$1,029,350
Keith E. Lindner	AFG	55,000	6.2%	$18.45	(c)	(c)	(c)

    a.    The options were granted under the Company's Stock Option Plan and cover Company common stock. They vest (become             exercisable) at the rate of 20% per year, beginning one year from the respective dates of grant, and become fully exercisable in             the event of death or disability or in the event of involuntary termination of employment without cause or within one year after a            change of control of the Company.

  Represents the hypothetical future values that would be realizable if all of the options were exercised immediately prior to their expiration in 2013 and assuming that the market price of the Company's common stock had appreciated in value through the year 2013 at the annual rate of 5% (to $30.05 per share) or 10% (to $47.86 per share). Such hypothetical future values have not been discounted to their respective present values, which are lower.

  As part of Keith E. Lindner's resignation as a Co-President and director in June 2003, the AFG stock options granted to him in 2003 were cancelled.

AGGREGATED OPTION EXERCISES IN 2003 AND 2003 YEAR-END OPTION VALUES
		Shares Acquired on Exercise (# of	Value	Number of Securities Underlying Unexercised Options at Year End		Value of Unexercised In-the-Money Options at Year End (a)
Name	Company	Shares)	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Carl H. Lindner	AFG	-	-	-	-	-	-
Carl H. Lindner III	AFG	-	-	598,272	153,000	$1,419,370	$763,730
S. Craig Lindner	AFG	-	-	598,272	153,000	$1,422,557	$763,730
James E. Evans	AFG	-	-	321,000	139,000	$406,700	$694,300
Fred J. Runk	AFG	-	-	193,000	97,000	$284,690	$486,010
Keith E. Lindner	AFG	-	-	696,272	-	$1,744,817	-

  The value of unexercised in-the-money options is calculated based on the New York Stock Exchange closing market price of the Company's common stock at year-end 2003. This price was $26.46 per share.

Compensation Committee Report

        The Compensation Committee of the Board of Directors consists of three directors, none of whom is an employee of AFG or any of its subsidiaries. The Committee's functions include reviewing and making recommendations to the Board of Directors with respect to the compensation of AFG's senior executive officers, as defined from time to time by the Board. The term "senior executive officers" currently includes the Chairman of the Board and Chief Executive Officer (the "CEO") and the Co-Presidents. The Compensation Committee has the exclusive authority to grant stock options under AFG's Stock Option Plan to employees of AFG and its subsidiaries, including senior executive officers.

        Compensation of Executive Officers  AFG's compensation policy for all executive officers of AFG has three principal components: annual base salary, annual incentive bonuses and stock option grants. Before decisions were made regarding 2003 compensation for the senior executive officers, the Committee had discussions with AFG executives to solicit their thoughts regarding compensation. Based in part on such discussions as well as the Committee's review of AFG's financial results for the preceding year, the Committee deliberated, formed its recommendations, and presented its determinations regarding salary and bonus to the full Board for its review and approval. The compensation decisions discussed in this report conformed with recommendations made by the Committee, the CEO and the Co-Presidents.

        Annual Base Salaries  The Committee approved annual base salaries for the senior executive officers that were appropriate, in the Committee's subjective judgment, for their respective positions and levels of responsibilities. The Committee approved the 2003 salaries of the CEO and the Co-Presidents, noting that such salaries were the same for 2002 and represented an approximately 4% increase over the salary that had been in effect for four years prior to 2002.

        Annual Bonuses  As has been the case for more than five years, the Committee, working with management, developed an annual bonus plan for 2003 for the CEO and the Co-Presidents that would make a substantial portion of their total compensation dependent on AFG's performance, including achievement of pre-established earnings per share targets.

        The annual bonus plan for 2003 made 50% of each participant's annual bonus dependent on AFG attaining certain earnings per share targets. The other 50% was based on AFG's overall performance, as subjectively determined by the Committee.

        Under the 2003 annual bonus plan, the bonus target amount for the CEO and each of the Co-Presidents was $990,000 with 0% to 175% of $495,000 (50% of $990,000) to be paid depending on AFG achieving certain 2003 earnings per share allocable to insurance operations (the "EPS Component") and 0% to 175% of $495,000 to be paid based on AFG's overall performance, as subjectively determined by the Committee (the "AFG Performance Component").

        The earnings per share target which would result in the payment of 100% of the EPS Component bonus was set by the Committee at $2.63. In recommending the 2003 annual bonus plan to the Board for adoption, the Committee noted that no bonus should be paid under the plan if 2003 earnings per share from insurance operations are less than $2.42, the amount of such earnings in 2002. The Committee noted that the annual bonus plan provides that unusual or non-recurring items are not to be included in determining earnings allocable to insurance operations. AFG reported earnings per share from insurance operations of $2.22. The Committee concurred with the senior executives that no bonus be paid under the EPS Component of the 2003 plan to the CEO and each of the Co-Presidents.

        The Committee considered a number of factors in discussing the AFG performance component with senior executives. The Committee viewed the following primarily strategic factors positively: the mergers of subsidiaries with AFG, which resulted in a substantial increase in shareholders' equity; AFG's and certain insurance subsidiaries' credit and financial strength ratings issued by major rating agencies were maintained, in spite of a considerable number of downgrades in the property and casualty insurance industry; AFG's debt ratios significantly improved; capital raised through the sale of common stock of Infinity Property and Casualty Corporation; holding company liquidity improved significantly; and the increase in AFG's common stock price, although the increase is consistent with the increase shown in comparable company indices. The Committee viewed negatively AFG's failure to reach earnings per share goals, primarily due to adverse development in property and casualty insurance reserves. The Committee determined that a bonus of $425,000 under the AFG Performance Component would be appropriate.

        The annual base salary and bonus target amounts of the CEO and the Co-Presidents are virtually identical because the Committee views them as a management team whose skills and areas of expertise complement each other.

        Stock Option Grants  Stock options represent an important part of AFG's performance-based compensation system. The Committee believes that AFG shareholders' interests are well served by aligning AFG's senior executives' interests with those of its shareholders through the grant of stock options in addition to paying a portion of any annual bonus in common stock. Options under AFG's Stock Option Plan are granted at exercise prices equal to the fair market value of common stock on the date of grant and vest at the rate of 20% per year. The Committee believes that these features provide an optionee with substantial incentive to maximize AFG's long-term success. Options for 55,000 shares were granted to each of the Co-Presidents and additional options were granted to the other senior executives of AFG in February 2004. No options have been granted to the CEO in the past ten years.
Members of the Compensation Committee:	William R. Martin, Chairman
William A. Shutzer
William W. Verity

Compensation Committee Interlocks and Insider Participation

        One of the adult sons of William R. Martin was an employee of AFG's technology group from October 2000 to August 2002. He received compensation from AFG of approximately $100,000 in 2001 and $65,000 during 2002.

Performance Graph

        The following graph compares the cumulative total shareholder return on the Company's common stock with the cumulative total return of the Standard & Poor's ("S&P") 400 Midcap Index and the S&P 500 Property-Casualty Insurance Index. (Assumes $100 invested on December 31, 1998 in the Company's common stock and the two indexes, including reinvestment of dividends.)

Performance Graph Index

	December 31,
	1998	1999	2000	2001	2002	2003
AFG Common Stock	100	62	65	63	60	71
S&P 400 Midcap Index	100	115	135	134	114	155
S&P Property-Casualty Insurance Index	100	75	116	106	95	120

Directors' Compensation

        In March 2004, the Board of Directors adopted the Company's Non-Employee Director Compensation Plan, subject to shareholder approval at the annual meeting. The terms of the plan, which became effective on January 1, 2004, are set forth above under Proposal 2.

        During 2003, all directors who were not officers or employees of the Company were paid the following fees: an annual retainer of $40,000; an additional annual retainer of $12,000 for each Board Committee on which the non-employee director serves; and an attendance fee of $1,000 for each Board or Committee meeting attended. Non-employee directors who become directors during the year receive a pro rata portion of these annual retainers. Half of these directors' annual retainers were paid through the issuance of shares of AFG common stock.

        In addition to providing for the grant of stock options to key employees, during 2003, the Stock Option Plan provided for an automatic grant of options to each non-employee director of the Company. During 2003, Messrs. Emmerich, Martin and Verity were granted an option to purchase 2,500 shares at an exercise price of $22.05 per share (the fair market value of the Company's common stock on the date of grant). Messrs. Jacobs and Shutzer were granted an option to purchase 5,000 shares at an exercise price of $22.34 on June 6, 2003, the date of their election to the Company's Board of Directors. Assuming adoption of the Non-Employee Director Compensation Plan, it is anticipated that no further options will be granted to non-employee directors.

Retirement Program

        Until 2003, the Board of Directors had a program under which a retiring non-employee director, who is at least 55 years old and has served as a director for at least four years, would receive upon retirement an amount equal to five times the then current annual board retainer. A director who receives a retirement benefit must provide consulting services to the Company on request for five years following retirement without further compensation (except reimbursement for expenses). A death benefit equal to the retirement benefit will be paid in lieu of any retirement benefit under the program if either of these two directors dies while serving as a director. During 2003, the Board, upon the recommendation of the Governance Committee, terminated this plan, except as it applied to those directors then eligible, Messrs. Martin and Emmerich.

Certain Transactions

        Various business has been transacted between AFG and certain affiliates, including rentals, investment management services, insurance and sales of assets. The financial terms (costs, interest rates, collateral, risks of collectibility and other) of these transactions are comparable to those prevailing at the time of consummation which would apply to unrelated parties, unless noted otherwise.

        An AFG subsidiary owns a 29% interest in an aircraft, the remaining interests in which are owned by Carl H. Lindner and his two brothers. Each owner is committed to use and pay for a minimum number of flight hours. Capital costs and fixed operating costs are allocated generally in proportion to ownership; variable operating costs are allocated generally in proportion to usage. Mr. Lindner has assigned his hours to the AFG subsidiary along with the obligation to pay for operating costs allocated, but is charged proscribed rates for any personal use of this aircraft. Mr. Lindner continues to pay allocated capital costs. Total charges paid by AFG during 2003 were $625,000. One of Mr. Lindner's brothers paid $70,000 to AFG subsidiaries for hangar rent and for flight hours for another aircraft.

        In 1997, Carl H. Lindner and Great American Financial Resources, Inc. purchased 51% and 49%, respectively, of the outstanding common stock of a newly incorporated entity formed to acquire the assets of a company engaged in the production of ethanol. In 2000, the ethanol company repurchased the 49% interest from GAFRI for amounts which included an $18.9 million subordinated debenture bearing interest at 12 1/4% with scheduled repayments through 2005. The highest balance owed on the subordinated debenture during 2003 was $11.9 million and interest received during the year was $786,000. The loan was repaid and terminated in 2003. Another AFG subsidiary has a working capital credit facility in place under which the ethanol company may borrow up to $10 million at a rate of prime plus 3%. There were no borrowings outstanding under this facility in 2003. In 1998, GAFRI made a loan to the ethanol company in the amount of $4.0 million, bearing interest at the rate of 14% and maturing in September 2008. Interest received on this loan during 2003 was $555,000. The loan was repaid and terminated in 2003.

        Members of the Lindner Family are the principal owners of Provident Financial Group, Inc. ("Provident"). Provident leases from AFG its main banking and corporate offices, which are located in the same buildings as AFG's headquarters. Provident paid rent of $3.3 million for this office space in 2003. In 2003, AFG paid Provident $240,000 in connection with an expense sharing arrangement for a cafeteria operated by Provident for the employees of both companies. AFG provides security guard and surveillance services at the main office of Provident for which Provident paid $100,000 in 2003. Provident paid AFG subsidiaries $184,000 for insurance coverage in 2003. During 2003, AFG subsidiaries invested $20 million in preferred stock and warrants of an unrelated party who utilized the proceeds to repay bank loans, including $3.4 million in loans and fees to Provident.

        During 2003, AFG paid the Cincinnati Reds $186,000 for tickets to baseball games for employees, customers and charitable purposes. Carl H. Lindner is the Chief Executive Officer of the Reds. In addition, a subsidiary of AFG, and a company owned by Carl H. Lindner, Carl H. Lindner III, Keith E. Lindner and S. Craig Lindner, are part owners of the Reds.

        In July 2000, AFG's principal insurance subsidiary, Great American Insurance Company, entered into a 32-year agreement with the Reds, pursuant to which the Reds' home stadium was named "Great American Ball Park." AFG subsidiaries paid the Reds an aggregate of $2.0 million under this agreement in 2003. Payments to the Reds will average approximately $2.3 million annually over the term of the agreement. In addition to having the "Great American" name associated with the stadium, AFG subsidiaries also receive approximately $1.3 million annually of premium seating, marketing credits, and related sponsorship rights for the naming rights payments.

        A brother-in-law of S. Craig Lindner is employed by GAFRI in a sales and marketing position. During 2003, he was paid approximately $90,000 by GAFRI.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

        The Company's Board of Directors held six meetings and took action in writing ten times in 2003.  The Board has an Executive Committee, an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The charters for each of these Committees as well as the Company's Corporate Governance Guidelines are available at www.amfin.com and upon written request to the Company's Secretary, the address of whom is set forth on page 20.

         Executive Committee: With certain exceptions, the Executive Committee is generally authorized to exercise the powers of the Board of Directors between meetings of the Board of Directors. The Executive Committee consulted among themselves informally throughout the year and took action in writing on eight occasions in 2003.

        Compensation Committee. The Compensation Committee consulted among themselves and with management informally throughout the year, met two times and took action in writing on three occasions in 2003.

        Audit Committee. The Audit Committee met 14 times in 2003. The Company's Board has determined that each of the Audit Committee's members, namely, Theodore H. Emmerich, William R. Martin and Terry S. Jacobs, is an audit committee financial expert as defined under SEC Regulation S-K Item 401(h). Each of Messrs. Emmerich, Martin and Jacobs satisfy the NYSE independence standards.

        Nominating and Corporate Governance Committee. The Governance Committee met 6 times in 2003.

Director Attendance Policy

        AFG expects its directors to attend meetings of shareholders. All of AFG's directors attended last year's meeting.

Executive Sessions

        NYSE rules require non-management directors to meet regularly in executive sessions. One of these sessions was held during 2003. Shareholders and other interested parties may communicate with any of the non-management directors, individually or as a group, by following the procedures set forth on page 20.

Audit Committee Report

        The Audit Committee is comprised of three directors, each of whom is experienced with financial statements and have past accounting or related financial management experience. Each of the members of the Audit Committee is independent as defined by the New York Stock Exchange listing standards. The Board has determined that each of the three members of the Audit Committee is an "audit committee financial expert" as defined under applicable SEC regulations. A copy of the Audit Committee Charter, adopted in 2000 and amended in March 2004, is attached to this proxy statement as Annex II. The 2004 amendments to the Audit Committee Charter were made in response to requirements recently imposed in Sarbanes-Oxley and NYSE rules.

        The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to shareholders and others, the systems of internal control which management has established, and the audit process. The members of the Committee are Theodore H. Emmerich (Chairman), William R. Martin and Terry S. Jacobs.

        Management is responsible for the Company's internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Committee's responsibility is to monitor and oversee these processes. Additionally, the Audit Committee engages the Company's independent accountants.

        The Committee has met and held discussions with management and the independent accountants.  Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

        The Company's independent accountants also provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and disclosures required by the Audit Committee Charter, and the Committee discussed with the independent accountants that firm's independence.

        Based on the Committee's discussions with management and the independent accountants and the Committee's review of the representation of management and the report of the independent accountants to the Committee, the Committee recommended that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission.
Members of the Audit Committee:	Theodore H. Emmerich, Chairman
William R. Martin
Terry S. Jacobs

Audit Committee Pre-Approval Policies

        The Audit Committee has adopted policies that require its approval for any audit and non-audit services to be provided to AFG. The Audit Committee delegated authority to the Committee Chairman to approve certain non-audit services. Pursuant to these procedures and delegation of authority, the Audit Committee was informed of and approved all of the audit and other services described above. No services were provided with respect to the de minimus waiver process provided by rules of the Securities and Exchange Commission.

Independence Determinations

        New York Stock Exchange corporate governance rules require that listed companies disclose the determination of a board of directors that a director considered to be independent has no material relationship with the listed company. AFG's Board determined Messrs. Emmerich, Jacobs, Martin, Shutzer and Verity to be independent after considering the following:

        An adult son of William R. Martin was a non-executive officer employee of AFG's technology group from October 2000 until August 2002. Mr. Martin's son received compensation of approximately $65,000 in 2002 and approximately $100,000 in 2001 for his services. The Board determined that the service of Mr. Martin's son to AFG was in the ordinary course of business and that amounts paid to him did not prevent William Martin from being considered independent under the NYSE rules.

        AFG pays fees to Lehman Brothers Inc. from time to time for brokerage, investment banking and other services. The Board has determined that William A. Shutzer, formerly a Managing Director at Lehman Brothers, is independent under the NYSE rules because the fees paid by AFG to Lehman Brothers are paid in the ordinary course of business, result from arms' length negotiations, and are not material in amount to either of AFG and Lehman Brothers.

        None of Messrs. Emmerich, Jacobs or Verity has any relationships with AFG required to be considered.

NOMINATIONS AND SHAREHOLDER PROPOSALS

        In accordance with the Company's Code of Regulations (the "Regulations"), the only candidates eligible for election at a meeting of shareholders are candidates nominated by or at the direction of the Board of Directors and candidates nominated at the meeting by a shareholder who has complied with the procedures set forth in the Regulations. Shareholders will be afforded a reasonable opportunity at the meeting to nominate candidates for the office of director. However, the Regulations require that a shareholder wishing to nominate a director candidate must have first given the Secretary of the Company at least five and not more than thirty days prior written notice setting forth or accompanied by (1) the name and residence of the shareholder and of each nominee specified in the notice, (2) a representation that the shareholder was a holder of record of the Company's voting stock and intended to appear, in person or by proxy, at the meeting to nominate the persons specified in the notice and (3) the consent of each such nominee to serve as director if so elected.

        The Proxy Form used by AFG for the annual meeting typically grants authority to management to vote in its discretion on any matters that come before the meeting as to which adequate notice has not been received. In order for a notice to be deemed adequate for the 2005 annual meeting, it must be received by March 25, 2005. In order for a proposal to be considered for inclusion in AFG's proxy statement for that meeting, it must be received by January 10, 2005.

        The Company's Governance Committee is responsible for, among other things, establishing criteria for selecting new directors, identifying individuals qualified to be Board members as needed, and recommending to the Board director nominees for the next annual meeting of shareholders. The charter of the Governance Committee is available at the Company's website, http://www.amfnl.com. The Committee is comprised of members who are "independent" as defined under New York Stock Exchange listing standards. The Committee does not have a policy with regard to the consideration of director candidates recommended by shareholders because Ohio law and the Company's Code of Regulations affords shareholders certain rights related to such matters. Nominees for directorship will be recommended by the Governance Committee to the Board in accordance with the principles in its charter and the Corporate Governance Guidelines also on AFG's website. When considering an individual candidate's suitability for the Board, the Governance Committee will evaluate each individual on a case-by-case basis. Although the Committee does not prescribe minimum qualifications or standards for directors, candidates for Board membership should have the highest personal and professional integrity, demonstrated exceptional ability and judgment, and availability and willingness to take the time necessary to properly discharge the duties of a director. The Committee will make its determinations on whether to nominate an individual based on the Board's then-current needs, the merits of each such candidate and the qualifications of other available candidates. The Committee will have no obligation to respond to shareholders who propose candidates that it has determined not to nominate for election to the Board, but the Committee may do so in its sole discretion.

        The Governance Committee did not seek, nor did it receive the recommendation of any of the director candidates named in this proxy statement from any shareholder, non-management director, executive officer or third-party search firm in connection with its own approval of such candidates. The Company has not paid any fee to a third party to assist it in identifying or evaluating nominees.

COMMUNICATIONS WITH DIRECTORS

        The Board of Directors has adopted procedures for shareholders to send written communications to the Board as a group. Such communications must be clearly addressed either to the Board of Directors or any or all of the non-management directors, and sent to either of the following, at the election of the shareholder, who will forward any communications so received:
James C. Kennedy Vice President, Deputy General Counsel & Secretary American Financial Group, Inc. One East Fourth Street Cincinnati, Ohio 45202	Theodore H. Emmerich Chairman of the Audit Committee American Financial Group, Inc. One East Fourth Street Cincinnati, Ohio 45202

CODE OF ETHICS

        The Company's Board of Directors adopted a Code of Ethics applicable to the Company's directors, officers and employees. The Code of Ethics is available at www.amfnl.com and upon written request to the Company's Secretary, the address of whom is set forth immediately above. The Company intends to disclose amendments and any waivers to the Code of Ethics on its website.

ANNEX I

AMERICAN FINANCIAL GROUP, INC.

NON-EMPLOYEE DIRECTORS' COMPENSATION PLAN

P R E A M B L E

        The purpose of the Non-Employee Directors' Compensation Plan ("Plan") of American Financial Group, Inc. (the "Company") is to provide compensation to the Company's non-employee directors to be paid through cash and through the issuance of shares of the Company's common stock ("Common Stock").

        Directors who are not employees of the Company or of a Company subsidiary are paid an annual retainer ("Board Retainer"), an additional annual Board Committee retainer, including additional amounts paid for service as Chairman of a Board committee ("Committee Retainer") and an attendance fee for each Board or Committee meeting attended ("Meeting Fees"), in amounts which shall be established, from time to time, by the Board of Directors. The amounts established by the Board of Directors for the retainers and fees shall be set forth on the attached Schedule 1.

1.        PAYMENT OF COMPENSATION TO NON-EMPLOYEE DIRECTORS.

    Retainers and Meeting Fees in Cash. The Board Retainer and Committee Retainer (if applicable) shall be paid by the Company in cash, quarterly in arrears, as soon as practicable following the end of each calendar quarter. The Meeting Fees accrued during each calendar quarter, if any, shall be paid by the Company at the end of such quarter in cash, together with the applicable quarterly retainers. The amount of the Board Retainer and Committee Retainer may be changed by the Board of Directors from time to time without shareholder approval.

    Restricted Stock Grant. On or about June 1 of each year during which a non-employee director is a member of the Company's Board of Directors, such non-employee director shall receive a restricted stock grant payable in shares of Common Stock. The number of shares of Common Stock to be issued to each non-employee director pursuant to this Section shall be determined by dividing $60,000 (the "Stock Grant Value") by the average of the per share Fair Market Value of the Common Stock (as defined in Section 2 below) for the ten trading days ending on the last business day prior to June 1 of the applicable year; the resulting number shall then be rounded up to the nearest share. The Board of Directors may change the Stock Grant Value to be granted to non-employee directors pursuant to this Section from time to time, or may determine that a fixed number of shares be granted in lieu of using the "Stock Grant Value" method described above, in each case without shareholder approval.

2.        FAIR MARKET VALUE OF COMPANY COMMON STOCK.

The "Fair Market Value" of a share of Common Stock shall be the average of the high and low sales prices of the shares on such date on the New York Stock Exchange Composite Tape (or the principal market in which the Common Stock is traded, if the shares are not listed on that Exchange on such date) or, if the shares were not traded on such date, then the average of the high and low sales prices of the shares on the next preceding trading day during which the shares were traded.

3.        RESTRICTIVE LEGEND; HOLDING PERIOD FOR SHARES OF COMMON STOCK; OTHER RESTRICTIONS CONSISTENT WITH STOCK OWNERSHIP GUIDELINES.

a.   Restrictive Legend and Holding Period. In order to address certain provisions of the Federal securities laws, including Section 16(b) of the Securities Exchange Act of 1934, all certificates representing shares of Common Stock issued pursuant to the Plan shall bear the following restrictive legend which will prevent the recipient from disposing of such shares for six months from the date of issuance:

THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE ASSIGNED UNTIL THE EXPIRATION OF THE SIX MONTH PERIOD BEGINNING ON THE DATE OF THE ORIGINAL ISSUANCE BY AMERICAN FINANCIAL GROUP, INC. (THE "COMPANY") AS PROVIDED BY SECTION 3 OF THE COMPANY'S NON-EMPLOYEE DIRECTORS' COMPENSATION PLAN, A COMPLETE AND CORRECT COPY OF THE FORM OF WHICH WILL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF WITHIN FIVE DAYS AFTER RECEIPT OF A WRITTEN REQUEST.

        When the legend requirement imposed by this Section shall terminate, the Company (at its expense) shall issue a replacement certificate representing such shares without the legend.

b.   Stock Ownership Guidelines. It shall be the objective of each non-employee director to beneficially own, not later than three years after receiving his or her first annual restricted stock award contemplated by Section 1(b) of this Plan (the "Share Ownership Target Date"), a minimum number of shares of Common Stock, the market value of which shall be equal to six times the then-current annual Board Retainer (the "Share Ownership Target"). After a non-employee director's Share Ownership Target Date, such non-employee director shall thereafter endeavor to meet or exceed the Share Ownership Target.

c.   Additional Transfer Restrictions. No non-employee director may dispose of any shares received as an annual restricted stock award contemplated by Section 1(b) of this Plan until such time as all shares of Common Stock beneficially owned by such non-employee director reaches the Share Ownership Target. Thereafter, no non-employee director shall dispose of any shares received as an annual restricted stock award contemplated by Section 1(b) of this Plan such that such non-employee director's direct or indirect ownership of shares of Common Stock would be less that the Share Ownership Target.

4.       NO RIGHT TO CONTINUANCE AS A DIRECTOR.

        Neither the action of the Company in establishing the Plan nor the issuance of Common Stock hereunder shall be deemed to create any obligation on the part of the Board of Directors to nominate any non-employee director for reelection by the Company's shareholders or to be evidence of any agreement or understanding, express or implied, that the non-employee director has a right to continue as a director for any period of time or at any particular rate of compensation.

5.       SHARES SUBJECT TO THE PLAN.

        One hundred fifty thousand (150,000) shares of Common Stock are authorized for issuance under the Plan in accordance with the provisions hereof. The Company shall at all times during the term of the Plan retain as authorized and unissued Common Stock at least the number of shares from time to time required under the provisions of the Plan, or otherwise assure itself of its ability to perform its obligations hereunder.

6.       EFFECTIVE DATE AND EXPIRATION OF PLAN.

        Pursuant to New York Stock Exchange Rule 303A(8), the Plan is subject to approval by a majority of the votes cast at the next annual meeting of shareholders of the Company by the holders of shares of Common Stock entitled to vote thereon, and, if so approved, shall be effective beginning on the first day of the calendar quarter immediately following such vote (the "Effective Date"). Unless earlier terminated by the Board of Directors pursuant to Section 8, the Plan shall terminate on the tenth anniversary of the Effective Date. No shares of Common Stock shall be issued pursuant to the Plan after its termination date.

7.       PAYMENT IN EVENT OF DEATH.

        If a non-employee director dies, any portion of his or her compensation pursuant to the Plan then unpaid shall be paid to the beneficiaries of the director named in the most recent beneficiary designation filed with the Secretary of the Company. In the absence of such a designation, such compensation shall be paid to, or as directed by, the director's personal representative, in one or more installments as the non-employee director may have elected in writing.

8.       AMENDMENT, SUSPENSION AND TERMINATION OF PLAN.

        The amount, pricing, and timing of Company Common Stock issuances pursuant to the Plan shall not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code of 1986, as amended, the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

The Board of Directors may suspend or terminate the Plan or any portion of it at any time, and may amend it, subject only to the preceding paragraph, from time to time in such respects as the Board may deem advisable in order that any awards hereunder shall conform to any change in applicable laws or regulations or in any other respect the Board may deem to be in the best interests of the Company; provided, however, that no such amendment shall, without the further approval with the affirmative vote of shareholders entitled to cast at least a majority of the total number of votes represented at a meeting of shareholders of the Company, increase the number of shares of Common Stock which may be issued under the Plan, materially modify the requirements as to eligibility for participating in the Plan, or extend the termination date of the Plan.

SCHEDULE 1

(EFFECTIVE AS OF JANUARY 1, 2004)

Cash

Annual Board Retainer	$30,000

Annual Committee Retainer for non-Chair Member	$6,000

Annual Audit Committee Chair Retainer[1]	$20,000

Annual Retainer for Chair of Committees (including Special Committee) other than Audit Committee[1]	$12,000

Fee per Board Meeting	$1,750

Fee per Committee (including Special Committee) Meeting	$1,250

Restricted Stock Award

Annual Award (in stock)	$60,000

Annex II

American Financial Group, Inc.

Audit Committee Charter

Approved effective March 11, 2004

Purpose

The purpose of the Audit Committee is to assist the Company in maintaining (1) the integrity of the Company's financial statements, (2) the Company's compliance with legal and regulatory requirements, (3) the independent auditor's qualifications and independence, (4) the performance of the Company's internal audit function and independent auditors, and (5) the full and fair disclosure of the financial aspects of the Company's operations. The Audit Committee shall provide for free and open communication between it and the Company's independent auditors, its internal auditors and its financial management. The Company's independent auditors are ultimately accountable, and shall report directly, to the Audit Committee.

Composition

The Board of Directors shall designate annually three or more directors to serve as the Audit Committee, with one member appointed as Chair of the Audit Committee. Members of the Audit Committee shall meet the independence requirements and other qualifications prescribed by the New York Stock Exchange and Section 10A of the Securities Exchange Act, as amended by the Sarbanes-Oxley Act of 2002. At least one member must (i) be a financial expert as defined under the United States Securities and Exchange Commission rules promulgated pursuant to Section 407 of the Sarbanes-Oxley Act of 2002 and (ii) have, pursuant to New York Stock Exchange requirements, accounting or financial management expertise as determined by the Board of Directors. Director's fees are the only compensation that an Audit Committee member may receive from the Company.

Authority

In carrying out its responsibilities, the Audit Committee may conduct whatever inquiries relating to the Company's financial affairs, records, accounts, reports or activities as the Audit Committee in its discretion deems desirable or as the Board of Directors may from time to time request.

The Audit Committee will be provided free and open access to the Company's independent auditors and the Company's internal auditing, financial management and legal counsel staffs, and any other personnel required by the Audit Committee, in order for the Audit Committee to review or investigate any matters which the Audit Committee in its discretion considers appropriate for inquiry. The Audit Committee may also employ, at the Company's expense, any outside experts, legal counsel, accountants or other personnel deemed by the Audit Committee in its collective judgment to be reasonably necessary, and in the best interest of the Company and its shareholders, to enable the Audit Committee to ably perform its duties and satisfy its responsibilities.

Responsibilities

The Audit Committee has the following responsibilities:

1. Select Independent Auditors and Review Scope of Audit.

a. Select the Company's independent auditors to conduct the annual audit of the Company's consolidated financial statements and establish the auditor's compensation. The Audit Committee shall have the authority and responsibility to compensate, evaluate and, where appropriate, replace the independent auditors. The Company's independent auditors shall report directly to the Audit Committee.

b. Pre-approve, all audit and non-audit services and their accompanying fees to be performed by the Company's independent auditors. The Audit Committee may delegate an Audit Committee member to perform this function between meetings with a reporting obligation to the full Audit Committee. The Company's independent auditors shall not perform any services prohibited by Section 201 of the Sarbanes-Oxley Act.

c. Provide appropriate information for inclusion in the Company's periodic reports filed with the SEC relating to all approvals of non-audit services to be performed by the Company's independent auditors.

d. At least annually, obtain, review and discuss with the independent auditors a report by the independent auditors describing:
    the auditor's internal quality control procedures;

                   ii.    any material issues raised by the most recent internal quality-control review, or peer review, of the auditor, or by any inquiry or                           investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent                           audits carried out by the auditor, and any steps taken to deal with any such issues; and

                 iii     engage in a dialogue with the independent auditors concerning any disclosed relationships or services that may impact the                          objectivity and independence of the independent auditors, and recommend that the Board of Directors take action, if                          appropriate, in response to the independent auditors' report to satisfy itself of the independent auditors' independence. The                          Audit Committee shall also determine whether the provision of non-audit services by the independent auditors is consistent with                          maintaining their independence.

e. At least annually, review a report from the auditing firm describing any major risk areas, critical accounting policies and practices, alternative treatments with financial information within GAAP discussed with management, ramifications of the use of alternative disclosures, treatments preferred by the auditing firm in each instance, annual management letters from accountants and other communications.

2. Financial Statements and Audit Results.

  After completion of each annual audit:

  i. review the Company's annual financial statements, including the disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations," and accounting policies with the Company's financial management and independent auditors to understand the findings and opinions as to the adequacy of disclosure and content of the financial statements;

  ii. recommend whether the audited financial statements should be included in the annual Form 10-K; and

  iii. meet with the independent auditors to review the results of their examination, including their opinion and any related comments. Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (or amendments thereto) relating to the conduct of the audit.

     b.      Resolve any differences between the auditors and management concerning financial reporting.

     c.      Review with the independent auditors any difficulties or problems in connection with completing the audit and management's response               to such difficulties or problems.

     d.      Review the quarterly financial statements, including the disclosures under "Management's Discussion and Analysis of Financial              Condition and Results of Operations", with financial management and the independent auditors prior to filing to understand the findings               and opinions as to the adequacy of the disclosure and content of the financial statements.

3. Internal Accounting Controls.

      a.     Review the adequacy and implementation of the internal audit function, including a review of the scope and results of its program.

       b.     Inquire of management and the independent auditors about significant risks or exposures and assess the steps management has taken to                monitor and control such risks to the Company.

4. Reports.

Regularly report to the Board of Directors with respect to its activities. Provide the Audit Committee report that is required by federal securities laws to be included in the Company's proxy statement for its annual shareholders' meeting.

5. Hiring Employees of Auditors.

Establish and maintain clear hiring policies for employees or former employees of the independent auditors.

6. Employee Complaint Procedure.

Establish and maintain procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

  Meetings.

a. Meet separately, on a periodic basis, with

i. the independent auditors;

ii. financial management of the Company; and

iii. with internal auditors,

to review the scope and timing of the proposed audit for the current year, the procedures to be utilized, the locations to be visited by the independent auditors and internal auditors, and any other matters related to the audit.

b. Meet with management to discuss, in general, the types of information to be disclosed and the types of presentations to be made in earnings press releases, and types of financial information and earnings guidance provided to analysts and rating agencies.

8. Annual Performance Evaluation.

a. Review on an annual basis the performance of the Audit Committee.

9. Other Authorizations.

The Audit Committee in its discretion may carry out the following functions which are not required by law or rules of the New York Stock Exchange:

  Discuss with the Company's independent auditors any communications between the audit team and audit firm's national office respecting auditing or accounting issues presented by the engagement as they occur.

  Review reports of the Public Company Accounting Oversight Board of its examinations of the auditor.

  Review analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effect of alternative GAAP methods on the financial statements;

      d.    Determine through discussion with the independent auditors whether restrictions were placed by management on the scope of their              examination or its implementation and that there was a free exchange of information.

      e.    Review with the independent auditors and the Company's financial and internal audit management, the adequacy and effectiveness of the              Company's internal financial, accounting and disclosure controls and elicit any recommendations they may have for improvement.

  Review on a continuing basis the Company's compliance with the Foreign Corrupt Practices Act of 1977.

  Review the process utilized by management in presenting certifications as to financial statements to the SEC.

  Review policies and procedures with respect to executive officers' expense accounts, including their use of corporate assets and request from the independent public accountant and review a report as to all loans or extensions of credit by the Company to its officers.

  Review the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

  Annually review the adequacy of the Audit Committee Charter.

***

SAS No. 61 requires an independent auditor to communicate to the Audit Committee matters of significance related to the conduct of the audit such as the selection of and changes in accounting policies, the methods used to account for unusual transactions, the effect of accounting policies in controversial or emerging areas, the process used by management in formulating accounting estimates and the basis for the auditor's conclusions regarding the reasonableness of those estimates, adjustments arising from the audit, and disagreements with management over the application of accounting principles, the basis for management's accounting estimates and the disclosures in the financial statements.

One East Fourth Street

Cincinnati, Ohio 45202

AMERICAN FINANCIAL GROUP, INC.
Proxy for Annual Meeting

Registration Name and Address

The undersigned hereby appoints James C. Kennedy and Karl J. Grafe, and either of them, attorneys and proxies, with the power of substitution to each, to vote all shares of Common Stock of the Company that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held May 25, 2004 at 11:00 A.M., on the matter set forth below (and at their discretion to cumulate votes in the election of directors if cumulative voting is invoked by a shareholder through proper notice to the Company), and on such other matters as may properly come before the meeting or any adjournment thereof.

      The Board of Directors recommends a vote FOR the following Proposals:

1.    Proposal to Elect Directors

/ / FOR AUTHORITY to elect the	/ / WITHHOLD AUTHORITY to
nominees listed below (except	vote for every nominee
those specifically identified below	listed

Carl H. Lindner	Carl H. Lindner III	S. Craig Lindner
Theodore H. Emmerich	James E. Evans	Terry S. Jacobs
William R. Martin	William A. Shutzer	William W. Verity

2. Approval of the American Financial Group, Inc. Non-Employee Director Compensation Plan
/ / FOR / / AGAINST	/ / ABSTAIN

3. Ratification the Selection of Ernst & Young LLP as of the Company's Independent Public Accountants
/ / FOR / / AGAINST	/ / ABSTAIN

The Board of Directors recommends a vote AGAINST the following Proposal:

4. Shareholder Proposal Regarding Expensing of Stock Options
/ / FOR / / AGAINST	/ / ABSTAIN

DATE: ___________________, 2004	SIGNATURE: _____________________________

SIGNATURE: _____________________________
(if held jointly) Important: Please sign exactly as name appears hereon indicating, where proper, official position or representative capacity. In case of joint holders, all should sign.

PLEASE INDICATE YOUR VOTE ON THE PROPOSAL(S) BY MARKING THE APPROPRIATE BOX(ES) ON THE VOTE CARD AT RIGHT. PLEASE SIGN, DATE, DETACH AND RETURN.

This proxy form is designed to enable the shareholder to detach and mail the vote card without a return envelope. This is intended to reduce processing costs, to maintain confidentiality, and to provide added shareholder convenience.

Information pertaining to shareholder registration (account number and shares held) appears only on this section of the card, which you retain. Information on the part of the card mailed is encoded and is used solely to enable vote tabulation.

If you have any questions about voting your shares with this form,

please call 1-800-368-3417 or 513-579-2414

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The named proxy holders will vote the shares represented by this proxy in the manner indicated. Unless a contrary direction is indicated, the proxy holders will, except to the extent they exercise their discretion to cumulate votes in the election of directors, vote such shares "FOR" proposals 1, 2 and 3 and "AGAINST" proposal 4. If cumulative voting is invoked by a shareholder through proper notice to the Company, unless a contrary direction is indicated, this proxy will give the proxy holders authority, in their discretion, to cumulate all votes to which the undersigned is entitled in respect of the shares represented by this proxy and allocate them in favor of any one or more of the nominees for director if any situation arises which, in the opinion of the proxy holders, makes such action necessary or desirable. If any further matters properly come before the meeting, such shares shall be voted on such matters in accordance with the best judgment of the proxy holders.